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                                                                     Exhibit 5.1

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                        April 15, 1998



Big Flower Trust I,
     3 East 54th Street,
          New York, New York  10022.

Big Flower Holdings, Inc.,
     3 East 54th Street,
          New York, New York  10022.

Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of (a) 2,300,000 of the 6% Convertible Quarterly Income Preferred Securities (liquidation amount $50 per preferred security) of Big Flower Trust I, a Delaware statutory business trust (the "Issuer Trust") (the "Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Issuer Trust, issued pursuant to the Amended and Restated Trust Agreement, dated as of October 14, 1997 (the "Trust Agreement"), among Big Flower Holdings, Inc. (the "Company"), as Depositor, The Bank of New York, as Property Trustee (the "Property Trustee"), the Bank of New York (Delaware), as Delaware Trustee (the "Delaware Trustee"), and Richard L. Ritchie and Mark A. Angelson as administrative trustees (the "Administrative Trustees"),
(b) $115,000,000 aggregate principal amount of the 6% Convertible Subordinated Debentures due October 15, 2027


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Big Flower Trust I
Big Flower Holdings, Inc.


(the "Debentures") of the Company issued and sold to the Issuer Trust pursuant to the Indenture, dated October 20, 1997 (the "Indenture"), between the Company and the Bank of New York, as Trustee (the "Debenture Trustee"),
(c) the Preferred Securities Guarantee (the "Guarantee") by the Company pursuant to the Preferred Securities Guarantee Agreement, dated as of October 20, 1997 between the Company and The Bank of New York, as Guarantee Trustee (the "Guarantee Trustee"), (d) 3,989,120 of the shares of Common Stock (par value $0.01) (the "Shares") of the Company initially issuable upon conversion of the Preferred Securities or the Debentures and (e) the related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of November 28, 1995 (the "Rights Agreement"), between the Company and the Bank of New York, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) The Debentures have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable


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Big Flower Trust I
Big Flower Holdings, Inc.


against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (2) The Guarantee Agreement has been duly authorized, executed and delivered by the Company and the Guarantee constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (3) The Shares of the Company initially issuable upon conversion of the Preferred Securities or the Debentures, when duly issued upon conversion of the Preferred Securities or the Debentures, will be validly issued, fully paid and nonassessable.

          (4) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the


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Big Flower Trust I
Big Flower Holdings, Inc.


issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Shares have been validly issued upon conversion of the Preferred Securities or the Debentures, the Rights attributable to the Shares will be validly issued.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We understand that you have received an opinion regarding the Preferred Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Company and the Issuer Trust. We are expressing no opinion with respect to the matters contained in such opinion.

          In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Debenture Trustee, (ii) the Trust Agreement has been duly authorized, executed and delivered by each of the Property Trustee and the Delaware

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Big Flower Trust I
Big Flower Holdings, Inc.


Trustee, (iii) the Guarantee Agreement has been duly authorized, executed and delivered by the Guarantee Trustee, (iv) the Debentures conform to the specimen thereof examined by us, (v) the Debenture Trustee's certificate of authentication on the Debentures has been manually signed by one of the Debenture Trustee's authorized officers, (vi) the certificates for the shares of Common Stock issuable upon conversion of the Preferred Securities or the Debentures will conform to the specimen thereof examined by us and will have been duly registered and countersigned by the registrar and transfer agent of the Common Stock, and (vii) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                  Very truly yours,

                                                  /s/ SULLIVAN & CROMWELL